Exhibit 99.1

FOR IMMEDIATE RELEASE

US LEC Corp. Announces Proposed Private Placement

September 13, 2004 – Charlotte, N.C. – US LEC Corp. (Nasdaq: CLEC) announced today that it intends to offer $150 million of Second Priority Senior Secured Floating Rate Notes (the “Notes”) due 2009. The offering will be made by means of a private placement to qualified institutional buyers pursuant to Rule 144A, or in offshore transactions pursuant to Regulation S, promulgated under the Securities Act of 1933, as amended (the “Act”). US LEC will use the net proceeds from the offering to repay all of the indebtedness outstanding under its senior credit facility, all of the indebtedness outstanding under its senior subordinated notes and for working capital purposes. The senior credit facility will be terminated following repayment of the outstanding indebtedness.

The securities to be offered in the private placement will not be registered under the Act, or applicable state securities laws, and may not be offered or sold in the United States absent registration under the Act and applicable state securities laws or applicable exemptions from these registration requirements. This press release shall not constitute an offer to sell or the solicitation of an offer to buy the Notes in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the Act or the securities laws of any state.

About US LEC

Based in Charlotte, NC, US LEC is a leading telecommunications carrier providing integrated voice, data and Internet services to medium and large businesses and enterprise organizations throughout 15 Eastern states and the District of Columbia. US LEC services include local and long distance calling services, Voice over Internet Protocol (VoIP) service, advanced data services such as Frame Relay, Multi-Link Frame Relay and ATM, dedicated and dial-up Internet services, managed data solutions, data center services and Web hosting. US LEC also provides selected voice services in 25 additional states and selected data services nationwide. For more information about US LEC, visit www.uslec.com.

Except for the historical information contained herein, this report contains forward-looking statements, subject to uncertainties and risks, including the demand for US LEC’s services, the ability of the Company to introduce additional products, the ability of the Company to successfully attract and retain personnel, competition in existing and potential additional markets, uncertainties regarding its dealings with ILECs and other telecommunications carriers and facilities providers, regulatory uncertainties, the possibility of adverse decisions related to reciprocal compensation and access charges owing to the Company, as well as the Company’s ability to begin operations in additional markets. These and other applicable risks are summarized in the “Forward-Looking Statements and Risk Factors” section and elsewhere in the Company’s Annual Report on Form 10-K for the period ended December 31, 2003, and in subsequent reports, which are on file with the Securities and Exchange Commission.

US LEC is a registered service mark of US LEC Corp. US LEC and Design (R) is a registered service mark and trademark of US LEC Corp.

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